EXHIBIT 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
brender.mark@geoeye.com	aestes@legrandhart.com
GeoEye Reports Fourth Quarter and Year-End 2007
Operating Results
DULLES, VA, March 12, 2008 — GeoEye, Inc. (Nasdaq: GEOY) today reported its revenues of $183.8 million for the year ended December 31, 2007, which was up 22 percent compared to 2006 sales of $151.2 million. Gross profit was $107.1 million for the full year of 2007, a 57 percent increase from $68.3 million for 2006. Pretax earnings for the full year were $70.0 million, a substantial increase from 2006 pretax earnings of $24.1 million.
The Company is not releasing its net earnings and earnings per share amounts for 2007 at this time because a complete analysis of a tax position has not been completed, particularly with regard to a potential limitation in the utilization of GeoEye’s net operating loss (“NOL”) carryforwards due to a possible ownership change as defined in Section 382 of the Internal Revenue Code of 1986 has not yet been completed. The Company is continuing to analyze its tax position and the utilization of its net operating losses to offset operating income. Although the Company intends to file its annual report on Form 10-K on a timely basis, this timing will depend on the completion of such analysis. When completed, the form will be available on the Company’s website, GeoEye.com, under Investor Relations.
The growth in revenues was attributable to a $29.9 million increase in imagery and production revenues generated from the National Geospatial-Intelligence Agency (“NGA”), GeoEye’s largest customer, and from the operations of M.J. Harden Associates which were purchased in March 2007. M.J. Harden is a leading provider of digital aerial imagery and production services. The growth in gross profit in 2007 was fueled by the increase in revenues as well as from the absence of approximately $16 million depreciation expense on the OrbView-3 satellite. OrbView-3 experienced an on-orbit anomaly in March 2007 and was declared a total loss, with the Company taking an impairment charge of $36.0 million. GeoEye received $40 million in insurance proceeds for the loss of OrbView-3 and recorded a net gain, after deducting unamortized insurance premiums, of $3.0 million in 2007.
For the fourth quarter of 2007, revenues were $45.0 million compared to $42.2 million in 2006. Gross profit was $23.4 million in the fourth quarter of 2007 versus $20.2 million in 2006. Fourth quarter 2007 pretax earnings were $15.9 million compared to $7.0 million in 2006.
GeoEye’s cash balance was $234.3 million at December 31, 2007 compared to $199.7 million at the end of 2006. During 2007, GeoEye repaid the remaining $15.4 million balance of the $50 million debt that was incurred for the purchase of the Space Imaging operations in January 2006.
Selected year-end operating results for the Company are as follows (dollars in thousands):

	Years Ended December 31,
	2007	2006
Revenues	$183,764	$151,168
Direct expenses	76,645	82,837

Gross profit	107,119	68,331
Selling, general and administrative expenses	29,794	25,103

Earnings from operations	77,325	43,228
Net gain on satellite insurance proceeds	(3,010)	—
Interest expense, net	7,276	21,744
Unrealized loss (gain) on derivative instrument	3,078	(2,636)

Earnings before provision for income taxes	$69,981	$24,120

Business Segment Results
Revenues:
Imagery	$147,448	$118,981
Production and Other Services	36,316	32,187

Total revenues	$183,764	$151,168

Operating profit:
Imagery	$65,137	$26,948
Production and Other Services	12,188	16,280

Total operating profit	$77,325	$43,228

About GeoEye
GeoEye is the premier provider of geospatial information, imagery and solutions for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. GeoEye operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced geospatial imagery processing capabilities. GeoEye-1 will be launched in the coming months from Vandenberg Air Force Base in California. GeoEye-1 will be the world’s highest resolution and most accurate commercial imaging satellite. GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. GeoEye provides support to academic institutions and non-governmental organizations through the GeoEye Foundation. Headquartered in Dulles, Virginia, GeoEye maintains a comprehensive Quality Management System (QMS), and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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